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Greg Gin
Director, Investor Relations
info@genta.com
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Genasense® Featured in Multiple Abstracts at the Annual Meeting of the
American Society of Clinical Oncology

Berkeley Heights, NJ – May 5, 2005 – Genta Incorporated (Nasdaq: GNTA) today announced that several abstracts related to Genasense® (oblimersen sodium) Injection, the Company’s lead anticancer compound, will be featured at the annual meeting of the American Society of Clinical Oncology (ASCO) in Orlando, FL during May 13-17, 2005. The abstracts include the following:

  # 7506: Long-term survival results of a randomized multinational phase 3 trial of dacarbazine (DTIC) with or without Bcl-2 antisense (oblimersen sodium) in patients (pts) with advanced malignant melanoma (MM)

  # 7168: CALGB 30103: A randomized phase II study of carboplatin and etoposide (CE) with or without G3139 in patients with extensive stage small cell lung cancer (ES-SCLC)

  # 6611: Phase II study of oblimersen sodium and rituximab in patients with recurrent B-cell non-Hodgkin's lymphoma

  # 9695: Phase I/II study of Genasense (G3139) in combination with cisplatin (Cis) and fluorouracil (FU) in patients with advanced esophageal, gastro-esophageal junction and gastric cancer (P5385)

  # 3102: A phase I trial of G3139 (Bcl-2 Antisense) combined with cytotoxic chemotherapy in relapsed pediatric solid tumors – a Children’s Oncology Group study

  # 3174: A phase I trial of oblimersen and gemcitabine in refractory and advanced malignancies

  # 4050: Therapeutic potential of antisense Bcl-2 as a chemosensitizer for patients with gastric carcinoma

  # 3158: Bcl-2 biomodulation with oblimersen sodium in combination with FOLFOX4 chemotherapy: A phase 1 study in metastatic colon carcinoma

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2004.

SOURCE: Genta Incorporated